UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2018 (July 31, 2018)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal, Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 31, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Gogo Inc. (the “Company”) approved a modification to the performance-vesting conditions of the performance awards held by our currently employed Named Executive Officers other than Mr. Oakleigh Thorne, the Company’s President and Chief Executive Officer, to better align our employees’ interests with our short- and long-term strategic goals. No changes were made to the performance awards held by our Chief Executive Officer.

The modified performance awards include Company performance-vesting stock option awards (“Performance Options”) and performance-vesting restricted stock unit awards (“Performance RSUs”) that are subject to both time and performance-vesting conditions. The performance-vesting criteria for the Performance Options and Performance RSUs previously required the per share closing price of the Company’s common stock on the NASDAQ market to equal or exceed $21, $25 or $28 (depending on the award) for a period of 30 consecutive trading days within four years from the applicable grant date. If such target was not met within four years from the applicable grant date, all Performance Options or Performance RSUs held by a Company employee, as applicable, would be forfeited. In light of the Company’s recent stock price performance, the Committee determined that the performance awards were no longer appropriately motivating performance and approved modifying the Company stock price targets for all outstanding Performance Options and Performance RSUs to $12. This modification applies to all performance awards held by current Company employees, other than our Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Marguerite M. Elias
Marguerite M. Elias Executive Vice President, General Counsel and Secretary

Date: August 6, 2018